Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF DECEMBER 21, 2017

Between:

CANADIAN ZINC CORPORATION
as Borrower

- and -

RESOURCE CAPITAL FUND VI L.P.
as Lender

CREDIT AGREEMENT

THIS AGREEMENT made as of the 21st day of December, 2017

BETWEEN:

CANADIAN ZINC CORPORATION, a corporation organized and existing under the laws of British Columbia

(hereinafter referred to as the “Borrower”)

AND:

RESOURCE CAPITAL FUND VI L.P.

(hereinafter referred to as the “Lender”)

WHEREAS the Borrower has requested, and the Lender has agreed, to establish a U.S. $10,000,000 senior secured bridge credit facility on and subject to the terms and conditions herein set forth.

NOW THEREFORE THIS CREDIT AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1	In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

“Advance” means an advance of the Facility contemplated herein;

“Affiliate” has the meaning given thereto in the Securities Act;

“Agreement”, “this Agreement”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this credit agreement and not to any particular Article, section, subsection, paragraph, clause, subdivision or other portion hereof, and include any and every supplemental Agreement; and the expressions “Article”, “Section”, “subsection” and “paragraph” followed by a number mean and refer to the specified Article, section, subsection or paragraph of this Agreement;

“Amount” or “Amount Payable” includes the principal amount advanced or deemed to be advanced and any other amount payable hereunder or under any of the Facility Document;

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

“Applicable Securities Legislation” means all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the Reporting Jurisdictions and such other jurisdictions as may be agreed to between the Borrower and the Lender;

“Authorization” means any consent, order, permit, grant, right, privilege, authorization, approval, registration, filing, resolution, lodgement, agreement, notarization, certificate, judgment, writ, injunction, award, decree, demand, permission, licence, title, mineral right, right of occupancy, approval, authority, concession, lease or exemption from, by or with a Government Authority or from any Person in connection with easements, contractual rights or other related matters;

“Budget” means the cost budget detailing the hard and soft costs associated with the development and construction of the Project and all related improvements, as approved by the board of directors of the Borrower and by the Lender, and as may be updated from time to time pursuant to this Agreement;

“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in Denver, Colorado or Vancouver, British Columbia;

“Capital Lease” means, with respect to a Person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of the Person in accordance with IFRS;

“Capital Lease Obligation” means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Capital Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with IFRS;

“Change of Control” means the occurrence of any of the following events:

(a)	there is a report filed with any securities commission or securities regulatory authority in Canada, disclosing that any offeror (as such term is defined in Section 1.1 of Multilateral Instrument 62-104, a regulation of the Securities Act), other than the Borrower or any Subsidiary of the Borrower, has acquired beneficial ownership (within the meaning of the Securities Act) of, or the power to exercise control or direction over, or securities convertible into, any Voting Shares of the Borrower, that together with the offeror’s other securities (as such term is defined in Section 1.1 of Multilateral Instrument 62-104, a regulation of the Securities Act) in relation to the Voting Shares of the Borrower, would constitute Voting Shares of the Borrower representing more than 50% of the total voting power attached to all Voting Shares of the Borrower then outstanding;

(b)	there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination) or merger of the Borrower (1) in which the Borrower is not the continuing or surviving corporation or (2) pursuant to which any Voting Shares of such the Borrower would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement or merger of the Borrower in which the holders of the Voting Shares of the Borrower immediately prior to the amalgamation, consolidation, statutory arrangement or merger have, directly or indirectly, more than 50% of the Voting Shares of the continuing or surviving corporation immediately after such transaction; or

(c)	any Person or group of Persons shall succeed in having a sufficient number of its nominees elected as directors of the board of directors of the Borrower such that such nominees, when added to any existing directors after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the directors of the board of directors of the Borrower;

“Closing Date” means the date of the first Advance made pursuant to the terms of this Agreement;

“Commitment” means the Advances to be made by the Lender to the Borrower in the principal amount of up to Ten Million U.S. Dollars (U.S. $10,000,000) in accordance with this Agreement;

“Constating Documents” means (i) with respect to a corporation, its articles of incorporation, amalgamation or continuance, or constitution, or other similar documents by which it is established under its governing corporate legislation as a corporation, and its by-laws, if any, and (ii) with respect to any other Person which is an artificial body other than a corporation, the organization and governance documents of such Person; in each case as amended and supplemented from time to time;

“Contingent Liabilities” means, with respect to a Person, any agreement, undertaking or arrangement by which the Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or other, to provide funds for payment, to supply funds to, or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) the obligation, debt or other liability of any other Person or guarantees the payment of dividends or other distributions upon the shares of any Person. The amount of any contingent liability will, subject to any limitation contained therein, be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the obligation, debt or other liability to which the contingent liability is related;

“Default” means an Event of Default or any event or circumstance specified in Section 8.1 hereof which would (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing) be an Event of Default;

“Disclosure Record” means all information circulars, prospectuses (including preliminary prospectuses), annual information forms, offering memoranda, financial statements, material change reports and news releases filed by the Borrower with the Exchange and all securities regulatory authorities in each Reporting Jurisdiction during the 24 months preceding the date hereof;

“Environmental Laws” means all federal, provincial, state, municipal, county, local and other laws, statutes, codes, ordinances, by-laws, rules, regulations, policies, guidelines, certificates, approvals, permits, consents, directions, standards, judgments, orders and other Authorizations, as well as common law, civil law and other jurisprudence or authority, in each case, domestic or foreign, having the force of law at any time relating in whole or in part to any Environmental Matters and any permit, order, direction, certificate, approval, consent, registration, licence or other Authorization of any kind held or required to be held in connection with any Environmental Matters;

“Environmental Matters” means:

(a)	any condition or substance, heat, energy, sound, vibration, radiation or odour that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism; and

(b)	any waste, toxic substance, contaminant or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere;

“Event of Default” has the meaning attributed to such term in Section 8.1 hereof;

“Exchange” means the Toronto Stock Exchange and each successor thereto;

“Facility” has the meaning attributed to such term in Section 2.1 hereof;

“Facility Documents” means this Agreement, the Security Documents and all other certificates, instruments, notices and documents delivered or to be delivered by the Borrower hereunder or thereunder specifically designated as a “Facility Document” by the Borrower and the Lender, each as amended, modified, supplemented, restated or replaced from time to time;

“Facility Indebtedness” means all present and future debts, liabilities and obligations of the Borrower and the Guarantors to the Lender under and in connection with this Agreement and all other Facility Documents, including all fees and other money payable or owing from time to time pursuant to the terms of this Agreement or any of the Facility Documents;

“Financial Instrument Obligations” means, with respect to any Person, obligations arising under:

(a)	interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)	currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)	any agreement for the making or taking of any commodity (including gold, coal, natural gas, oil and electricity), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms;

“Governmental Authority” means each national, state, provincial, county, municipal or other such governmental or public authority, including their authorized administrative bodies, courts, tribunals, commissions and agents, which have legal jurisdiction over a Person or a matter relevant to this Agreement;

“Hazardous Materials” has the meaning attributed to such term in Section 6.1(aa) hereof;

“IFRS” means international financial reporting standards, approved by the International Accounting Standards Board or any successor thereto (“IASB”), as at the date on which any calculation or determination is required to be made, provided that, in accordance with such international financial reporting standards, where the IASB includes a recommendation concerning the treatment of any accounting matter, such recommendation shall be regarded as the only international financing reporting standard;

“Indebtedness” means, with respect to a Person, without duplication:

(a)	all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers’ acceptances and contingent reimbursement obligations relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Capital Lease Obligations and other indebtedness issued, incurred or assumed to finance all or part of the cost of acquiring any asset of the Person;

(d)	all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due and payable more than six months after the date of placing such property or service or taking delivery at the completion of such services;

(e)	all indebtedness of any other Person secured by a Security Interest on any asset of the Person;

(f)	all obligations to repurchase, redeem or repay any common shares or any other shares of the Person that fall prior to the Maturity Date; and

(g)	all Contingent Liabilities of the Person with respect to obligations of another Person if such obligations are of the type referred to in paragraphs (a) to (f) above;

“Indemnified Parties” has the meaning attributed to such term in Section 10.1 hereof;

“Investor Agreement” means the investor agreement dated on or about the date of this Agreement between the Borrower and the Lender in connection with certain corporate oversight rights of the Lender and certain rights of first refusal of the Lender on potential financings of the Borrower;

“Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has had, or could reasonably be expected to have, a material adverse effect on:

(a)	the business, operations, prospects, operations, assets, liabilities or condition (financial or otherwise) of the Borrower;

(b)	the ability of the Borrower to perform its obligations when due under this Agreement or any of the other Facility Documents or the Investor Agreement;

(c)	the validity or enforceability of this Agreement or any other Facility Document or the Investor Agreement; or

(d)	the priority or ranking of any Security Interest granted pursuant to the Security Documents or any of the rights or remedies of the Lender thereunder or under any other Facility Document;

“Material Contract” means any contract to which the Borrower is a party which contains terms and conditions which, if amended or upon breach, termination, non-renewal or non-performance thereof, could reasonably be expected to have a Material Adverse Effect or a Project Material Adverse Effect, and any contract that relates to the construction, implementation, development, acquisition, expansion or processing of the Project;

“Maturity Date” means the later of January 31, 2019 and the date falling on the first anniversary of the Closing Date;

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury;

“Obligations” means, without duplication, with respect to a Person, all items which, in accordance with IFRS, would be included as liabilities on the liability side of the balance sheet of the Person and all Contingent Liabilities of the Person;

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

“Permitted Disposal” means any sale, lease, license, transfer or other disposal:

(a)	of assets made in the ordinary course of business;

(b)	of obsolete or redundant vehicles, plant and equipment for cash;

(c)	of assets made with the prior written consent of the Lender;

(d)	of fixed assets where the proceeds of disposal are used to purchase replacement assets comparable or superior as to type, value and quality;

(e)	of assets (other than shares) for cash where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, license, transfer or disposal not allowed under paragraphs (a) to (d) above) does not exceed Cdn. $250,000 (or the equivalent amount in any other currency) in any calendar year; or

(f)	a transfer or sale of the ownership interest in Paragon Minerals Corporation or Messina Minerals Inc., including by way of exchange of shares, merger, amalgamation or plan of arrangement, to or with, as applicable, an existing or newly formed publicly-listed entity, in each case for fair market value on arms-length terms and conditions;

“Permitted Encumbrances” means with respect to the Borrower:

(a)	any Security Interest granted pursuant to the Security Documents;

(b)	any Security Interest or deposit under workers’ compensation, social security or similar legislation or in connection with bids, tenders, leases or contracts or to secure related public or statutory obligations, surety and appeal bonds where required by law;

(c)	any Security Interest imposed pursuant to statute such as builders’, mechanics’, materialman’s, carriers’, warehousemen’s and landlords’ liens and privileges, in each case, which relate to obligations not yet due or delinquent or, if due or delinquent, which the Borrower is contesting in good faith if such contest will involve no material risk of loss of any material part of the property of the Borrower;

(d)	any Security Interest for Taxes, assessments, unpaid wages or governmental charges or levies for the then current year, or not at the time due and delinquent or the validity of which is being contested at the time in good faith;

(e)	any right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant, claim or permit held or acquired by the Borrower, or by any statutory provision, to terminate the lease, licence, franchise, grant, claim or permit or to purchase assets used in connection therewith or to require annual or other periodic payments as a condition of the continuance thereof;

(f)	any Security Interest created or assumed by the Borrower arising in the ordinary course of business and for amounts not overdue or for amounts contested in good faith and in appropriate proceedings and for which the Borrower has established adequate reserves (including purchase-money liens and retention of title arrangements in favour of suppliers), up to a maximum of Cdn. $250,000 (or the equivalent amount in any other currency) in the aggregate;

(g)	any Security Interest created or assumed by the Borrower in favour of a public utility or Governmental Authority (whether directly or indirectly) when required by the utility or Governmental Authority in connection with the operations of the Borrower that do not in the aggregate materially detract from the value of any of the Secured Assets or materially impair their use in the operation of the business of the Borrower;

(h)	any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Authority;

(i)	any applicable municipal and other Governmental Authority restrictions affecting the use of land or the nature of any structures which may be erected thereon, any minor encumbrance, such as easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to the use of real property by the Borrower, or title defects, encroachments or irregularities, that do not in the aggregate materially detract from the value of the property or materially impair its use in the operation of the business of the Borrower;

(j)	customary Security Interests in respect of service charges and related obligations in respect of bank, custodian, investment, customs and other accounts opened in the ordinary course of business, up to a maximum of Cdn. $100,000 (or the equivalent amount in any other currency) in the aggregate; and

(k)	any Security Interest that secures Permitted Indebtedness referred to under subsections (h), (i) and (j) of that definition, provided that, in each case, such Security Interest is, in conjunction with the related Permitted Indebtedness, subject to postponement, subordination and priority terms acceptable to the Lender, in its sole discretion (but acting reasonably);

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement;

(b)	Indebtedness comprised of amounts owed to trade creditors and accruals in the ordinary course of business, which are either not overdue or, if disputed and in that case whether or not overdue, are being contested in good faith by the Borrower by appropriate proceedings diligently conducted;

(c)	any other Indebtedness which the Lender agrees in writing is Permitted Indebtedness for the purposes of this Agreement;

(d)	any Indebtedness arising under a foreign exchange transaction for spot or forward deliver entered into in connection with protection against fluctuation in currently rates where that foreign exchange exposure arises in the ordinary course of business (and not a foreign exchange transaction for investment or speculative purposes);

(e)	any Indebtedness under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by the Borrower does not exceed Cdn. $250,000 (or the equivalent amount in any other currency) at any time;

(f)	any Indebtedness relating to employee benefit plans or compensation entered into in the ordinary course of business, consistent with past practices and provided always that such Indebtedness is not overdue;

(g)	any Indebtedness under any corporate or employee credit card programs of the Borrower entered into in the ordinary course of business;

(h)	Indebtedness incurred by the Borrower from time to time in connection with financing the Project, provided that such Indebtedness is subject to intercreditor, subordination and priority terms acceptable to the Lender, in its sole discretion (but acting reasonably), and further provided that the Borrower has in all cases complied with its obligations in favour of the Lender under the Investor Agreement in respect of such Indebtedness;

(i)	Indebtedness of the Borrower under and in connection with the base metal and precious metal net smelter returns royalties agreement dated May 31, 2013 between Sandstorm Gold Ltd. (as the successor by assignment of Sandstorm Metals & Energy Ltd.) as royalty holder and the Borrower as owner, provided that such Indebtedness is subject to intercreditor, subordination and priority terms acceptable to the Lender, in its sole discretion (but acting reasonably);

(j)	Indebtedness of the Borrower under any metal streaming arrangement entered into between Sandstorm Gold Ltd. (as the successor by assignment of Sandstorm Metals & Energy Ltd.) or its Affiliates and the Borrower as contemplated in section 2.3 of the base metal and precious metal net smelter returns royalties agreement dated May 31, 2013 between Sandstorm Gold Ltd. (as the successor by assignment of Sandstorm Metals & Energy Ltd.) as royalty holder and the Borrower as owner, provided that such Indebtedness is subject to intercreditor, subordination and priority terms acceptable to the Lender, in its sole discretion (but acting reasonably); and

(k)	any Indebtedness not permitted by the preceding paragraphs (a) to (j) and the outstanding amount of which does not exceed Cdn. $250,000 (or the equivalent amount in any other currency) in aggregate for the Borrower at any time;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, or corporation with or without share capital, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or Governmental Authority or entity, however designated or constituted;

“PPSA” means the Personal Property Securities Act (British Columbia);

“Project” means the Prairie Creek advanced-staged zinc-lead-silver mine of the Borrower located adjacent to the Nahanni National Park Reserve in the Northwest Territories of Canada;

“Project Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has had, or could reasonably be expected to have, a material adverse effect on the development, construction, improvement or process of the Project, including in respect of any infrastructure related to the Project or the access to or egress from the Project;

“Relevant Jurisdiction” means, from time to time, any jurisdiction in which the Borrower has material property or assets, or in which it carries on material business and, for the purposes of this Agreement, includes British Columbia, Canada and the Northwest Territories, Canada;

“Reporting Jurisdictions” means all of the jurisdictions in which the Borrower is a “reporting issuer”;

“Sanctioned Entity” means a country or a government of a country, an agency of the government of a country, an organization directly or indirectly controlled by a country or its government, or a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC;

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC;

“Secured Assets” means the undertaking, properties and assets now owned, leased or hereafter acquired or leased by the Borrower secured by the Security Documents;

“Securities Act” means the Securities Act (British Columbia);

“Security Documents” means, collectively, the agreements, instruments and documents listed in Schedule A hereto and delivered pursuant to Article 4 of this Agreement;

“Security Interest” means any security interest, assignment by way of security, mortgage, charge (whether fixed or floating), hypothec, deposit arrangement, pledge, lien encumbrance, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever, and includes any other “Security Interest” as defined in section 12 of the PPSA;

“Subsidiary” has the meaning attributed to such term in the Business Corporations Act (British Columbia);

“Taxes” means all present or future taxes, assessments, rates, levies, imposts, deductions, withholdings, dues, duties, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (of any jurisdiction), and whether disputed or not; and

“Voting Shares” means shares of capital stock of any class of any corporation carrying voting rights under all circumstances, provided that for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

Interpretation Not Affected by Headings

1.2	The division of this Agreement into articles, sections, subsections and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Statute References

1.3	Any reference in this Agreement to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time.

Currency

1.4	Any reference in this Agreement to “U.S. Dollars” or “U.S. $” shall be deemed to be a reference to lawful money of the United States of America and any reference in this Agreement to “Canadian Dollars” or “Cdn. $” shall be deemed to be a reference to lawful money of Canada.

Non-Business Days

1.5	Whenever any payment to be made hereunder shall be due, any period of time would begin or end, any calculation is to be made or any other action is to be taken on or as of, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, unless otherwise specifically provided for herein, on or as of the next succeeding Business Day and the Lender shall not be entitled to any further interest or other payment in respect of such delay.

Governing Law

1.6	This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. The Borrower hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in the City of Vancouver. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Court of the Province of British Columbia. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court. The Borrower irrevocably consents to service of process in British Columbia. Nothing in this Agreement will affect the right of the Lender to serve process in any other manner or in any other jurisdiction permitted by law.

Paramountcy

1.7	In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Facility Document, the provisions of this Agreement shall prevail.

Enurement

1.8	The Facility Documents shall be binding upon and shall enure to the benefit of the Borrower which is party thereto and the Lender and their respective successors and permitted assigns.

ARTICLE 2

THE FACILITY

The Facility

2.1	Subject to the terms and conditions hereof, the Lender hereby establishes in favour of the Borrower a non-revolving, term credit facility (the “Facility”) in an amount equal to the amount of the Commitment, which shall be made available to the Borrower, or as the Borrower may direct, by way of one or more Advances in accordance with this Agreement.

Non-Revolvement

2.1	The Facility is a non-revolving facility, and any repayment of the Facility shall not be re-borrowed.

Notice of Borrowing

2.2	The Borrower shall provide a notice of borrowing to the Lender in respect of each Advance not less than ten (10) Business Days prior to the requested drawdown date, provided that any such Advance shall be in a minimum amount of U.S. $3,000,000. The notice of borrowing shall be in form and on terms satisfactory to the Lender and shall be irrevocable. Prior to the issuance of a notice of borrowing for the first Advance, the Borrower shall have satisfied or fulfilled all conditions precedent set out in Section 5.1 hereof. Prior to the issuance of a notice of borrowing for any subsequent Advance, the Borrower shall have satisfied or fulfilled all conditions precedent set out in Sections 5.1 and 5.2 hereof.

Term

2.3	Except as otherwise provided herein, the outstanding principal amount of the Facility, together with all accrued but unpaid interest and other costs, fees or charges payable hereunder from time to time, will be immediately due and payable by the Borrower to the Lender on the Maturity Date.

Use of Proceeds

2.4	Except with the prior written consent of the Lender, the Borrower shall only use the proceeds of the Facility as follows:

(a)	in payment of any costs, expenses and fees incurred by Borrower in preparing, documenting or executing this Agreement;

(b)	in financing short term working capital needs of the Borrower, including payment of any recruitment services and corporate operating costs; and

(c)	in financing expenditures on or at the Project in accordance with the Budget.

Interest

2.5	Interest shall accrue on the principal amount of the outstanding Facility from the date of the first Advance, as well as on all overdue amounts outstanding in respect of interest, costs or other fees or expenses payable hereunder, at the rate of eight percent (8.0%) per annum, and be payable by the Borrower to the Lender quarterly within five (5) Business Days of the last day of each and every calendar quarter, as well as upon maturity, default and judgment.

Administrative Matters Re: Payments

2.6	If the date for payment of any Amount Payable is not a Business Day at the place of payment, then payment shall be made on the next Business Day at such place.

2.7	The Borrower shall pay each Amount Payable to the Lender, or as the Lender may otherwise direct from time to time, by transferring to the Lender via wire transfer or other electronic funds transfer, payment for such Amount Payable by 10:00 a.m. (Vancouver time) at least two (2) Business Days prior to the applicable payment date.

Record of Payments

2.8	The Lender shall maintain accounts and records evidencing all payments hereunder, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

ARTICLE 3

PREPAYMENT

Voluntary Prepayment

3.1	The Borrower may prepay the outstanding balance of the Facility, in whole or in part, at any time before the Maturity Date, without penalty, upon five (5) Business Days’ prior written notice of its intention to so prepay all or part of the outstanding balance of the Facility.

Prepayment on Change of Control

3.2	Upon the occurrence of a Change of Control, the Facility will become immediately due and payable, in full and the Borrower shall pay to the Lender in respect thereof, an amount equal to the outstanding balance of the Facility, all accrued but unpaid interest hereon and all costs and charges payable hereunder.

ARTICLE 4

SECURITY

Security Documents

4.1	To secure the due payment of all Indebtedness of the Borrower to the Lender in respect of the Facility and the payment and performance of all other obligations, indebtedness and liabilities of the Borrower to the Lender hereunder and under the other Facility Documents, the Borrower shall execute and deliver the Security Documents to the Lender.

Registration of the Security

4.2	The Lender shall at the Borrower’s expense, register, file, record and give notice of (or cause to be registered, filed, recorded and given notice of) the Security Documents in all offices where such registration, filing, recording or giving notice is necessary or desirable for the perfection of the Security Interest constituted thereby and to ensure that such Security Interest is first ranking, subject only to the Permitted Encumbrances.

After Acquired Property and Further Assurances

4.3	The Borrower shall from time to time, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge as may be reasonably necessary or desirable in the opinion of the Lender or its counsel to ensure that any additional interests in the Secured Assets acquired after the date hereof, are subject to the Security Interests created pursuant to the Security Documents.

ARTICLE 5

CONDITIONS PRECEDENT

Conditions Precedent to first Advance

5.1	The obligation of the Lender to make the first Advance under this Agreement is subject to and conditional upon the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender on or before the Closing Date:

(a)	receipt by the Lender of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender and its counsel:

(i)	executed copies of the Facility Documents, including, without limitation, this Agreement and the Security Documents described in Schedule A hereto;

(ii)	an executed copy of the Investor Agreement;

(iii)	certificates of good standing or extra-provincial registration, as applicable, for the Borrower from all Relevant Jurisdictions;

(iv)	a certified copy of the Constating Documents of the Borrower or confirmation that the publicly available Constating Documents of the Borrower are true, accurate and current;

(v)	a certified copy of the directors’ resolutions for the Borrower with respect to its authorization, execution and delivery of the Facility Documents (or the Investor Agreement) being delivered in connection herewith;

(vi)	a certificate of a director or authorized officer of the Borrower certifying the names and the true signatures of the officers authorized to sign the Facility Documents (or the Investor Agreement);

(vii)	all requisite regulatory and other approvals to the transactions contemplated herein;

(viii)	releases, discharges and postponements (in registrable form where appropriate) covering all Security Interests or other encumbrances affecting the Secured Assets secured by the Security Documents described in Schedule A hereto which are not Permitted Encumbrances, if any, or an undertaking satisfactory to the Lender to provide such releases, discharges and postponements;

(ix)	legal opinions of counsel to the Borrower in the Northwest Territories in respect of title of the Borrower to the Project; and

(x)	in addition to the legal opinions set out in paragraph (ix) above, legal opinions of counsel to the Borrower (or, if applicable, the Lender) in all of the Relevant Jurisdictions;

(b)	receipt by the Lender of the Budget;

(c)	the Lender shall have completed and be satisfied with its financial, business, environmental, tax and other due diligence review of the Borrower and its properties and assets, including without limitation the Lender’s review of all feasibility studies, mine plans, leases, licences, permits, pro forma financial statements and all Material Contracts and the net realizable value of the Secured Assets;

(d)	the Lender shall have received all documentation and other information that is required by any regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(e)	the Lender shall have obtained internal investment committee approval to incur the Commitment;

(f)	evidence that all Security Interests pursuant to the Security Documents described in Schedule A hereto have been (i) duly perfected and registered in all Relevant Jurisdictions and any other relevant jurisdiction as required by the Lender and its counsel or (ii) if the Lender permits, in its sole and absolute discretion, in respect of any Security Interests which are not so perfected and registered, submitted for perfection and registration in all Relevant Jurisdictions and any other relevant jurisdiction as required by the Lender and its counsel;

(g)	there shall be no other Security Interests whatsoever attaching to the Secured Assets, other than Permitted Encumbrances;

(h)	all of the representations and warranties of the Borrower contained herein or in any other Facility Document are true and correct on and as of the Closing Date as though made on and as of such date;

(i)	no Default or Event of Default has occurred and is continuing;

(j)	the Lender has received payment of all fees and all reimbursable expenses so invoiced in connection with this Agreement in accordance with Section 7.4 hereof, which are payable by the Borrower to the Lender on or prior to the Closing Date;

(k)	as at the Closing Date, no event or circumstance shall have occurred or exist that could reasonably be expected to have a Material Adverse Effect on the Borrower or a Material Project Adverse Effect, including but not limited to there being no pending or threatened litigation, proceedings or investigations which could reasonably be expected to have a Material Adverse Effect or a Material Project Adverse Effect; and

(l)	such other conditions precedent as the Lender may reasonably require based on its due diligence review,

failing which the Lender shall have no further obligation to the Borrower hereunder and the Borrower shall promptly thereafter pay to the Lender all outstanding fees and expenses reasonably incurred by the Lender in connection with this Agreement.

Conditions Precedent to Subsequent Advances

5.2	The obligation of the Lender to make each subsequent Advance under this Agreement is subject to and conditional upon the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender and its counsel on or before the date on which such subsequent Advance is proposed to be made:

(a)	each of the conditions precedent referred to in Section 5.1 hereof has been and continues to be satisfied;

(b)	all of the notice of borrowing conditions set out in Section 2.2 of this Agreement have been satisfied; and

(c)	no Default or Event of Default has occurred and is continuing.

Waiver

5.3	The conditions in Sections 5.1 and 5.2 hereof are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part, with or without conditions, as the Lender may determine in its sole and absolute discretion.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Borrower

6.1	The Borrower hereby represents and warrants to the Lender as of the date hereof that:

(a)	the Borrower has been duly incorporated and organized under the laws of its jurisdiction of incorporation and is validly existing and is current and up-to-date with all material filings required to be made under the laws of its jurisdiction of incorporation to maintain its corporate existence and has all requisite corporate power to carry on its business as now conducted and to own, lease or operate its property, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(b)	the Borrower has full power and capacity to enter into each of the Facility Documents and to do all acts and things and execute and deliver all documents as are required hereunder or thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof, and the Borrower has taken all necessary corporate action to duly authorize the creation, execution, delivery and performance of each of the Facility Documents and to observe and perform the provisions of such Facility Documents in accordance with the provisions thereof;

(c)	the Facility Documents will create valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the qualifications that such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, dissolution or other laws of general application relating to or affecting the rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(d)	the entry into and the performance of its obligations under each Facility Document is in its best interests and for a proper purpose;

(e)	none of the execution and delivery of the Facility Documents, the compliance by the Borrower with the provisions of the Facility Documents or the consummation of the transactions contemplated herein, does or will: (i) require the consent, approval, Authorization, order or agreement of, or registration or qualification with, any Governmental Authority, court, stock exchange, securities regulatory authority or other Person, other than final approval of the Exchange in respect of the Facility; (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Borrower is a party or by which it or any of the properties or assets thereof is bound; or (iii) conflict with or result in any breach or violation of any provisions of, or constitute a default under the articles or by-laws of the Borrower or any resolution passed by the directors (or any committee thereof) or shareholders of the Borrower, or any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Authority, any arbitrator, stock exchange or securities regulatory authority applicable to the Borrower or any of the properties or assets thereof (including the Exchange), which, in the case of any matter referred to in (ii) or (iii), could reasonably be expected to have a Material Adverse Effect or a Material Project Adverse Effect;

(f)	the outstanding shares of the Borrower are listed and posted for trading on the Exchange;

(g)	except as disclosed in the Disclosure Record, the Borrower does not own, beneficially or of record, or exercise control or direction over, any shares (or other ownership interests) of any Person;

(h)	except as disclosed in the Disclosure Record, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement, for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Borrower;

(i)	the Borrower is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all Applicable Law, rules and regulations of each such jurisdiction;

(j)	the Borrower has conducted and is conducting its business in compliance in all material respects with Applicable Law and possesses all Authorizations issued by the appropriate Governmental Authority necessary to carry on the business currently carried on by it, is in compliance in all material respects with the terms and conditions of all such Authorizations, and the Borrower has not received any notice of the modification, revocation or cancellation of, any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Authorization (save in respect of any such notice, intention or proceeding which the Borrower is disputing in good faith and pursuant to appropriate proceedings diligently conducted), and a list of all Authorizations in respect of or related to, in any way, the Project is set out on Schedule 6.1(j)A hereto and a list of all pending applications for Authorizations in respect of or related to, in any way, the Project, including a brief description of the status of such pending applications, is set out on Schedule 6.1(j)B hereto;

(k)	the Borrower is a reporting issuer or the equivalent in the Reporting Jurisdictions and is in compliance with its obligations under the Applicable Securities Legislation of such jurisdictions and of the Exchange in all material respects and is not included in any list of defaulting reporting issuers maintained by the securities commission of such jurisdictions;

(l)	no order, ruling of suspending the sale or ceasing the trading in any securities of the Borrower nor prohibiting the sale of such securities has been issued by any securities regulatory authority to and is outstanding against the Borrower or its directors, officers or promoters and no investigations or proceedings for such purposes have been threatened or are pending or contemplated;

(m)	there is not any material change, as defined in the Applicable Securities Legislation, relating to the Borrower, which has not been fully disclosed in accordance with the requirements of the Applicable Securities Legislation and the policies of the Exchange;

(n)	the Borrower has not incurred any Indebtedness or guaranteed the obligations of any Person except in relation to Permitted Indebtedness;

(o)	any and all of the agreements and other documents and instruments pursuant to which the Borrower holds the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof. The Borrower is not in default of any of the provisions of any such agreements, documents or instruments in any material respect, and there has been no material default under any lease, licence or claim pursuant to which the Borrower derives the interests thereof in such property and assets. None of the real properties (or any interest in, or right to earn an interest in, any property) of the Borrower is subject to any right of first refusal or purchase or acquisition right, except as set out in the base metal and precious metal net smelter returns royalties agreement dated May 31, 2013 between Sandstorm Gold Ltd. (as the successor by assignment of Sandstorm Metals & Energy Ltd.) as royalty holder and the Borrower as owner;

(p)	except as qualified by the disclosure therein and except as otherwise permitted herein (including with respect to Permitted Encumbrances), the Borrower is the legal and beneficial owner of the properties, business and assets referred to as being owned by it in the Disclosure Record;

(q)	the Borrower holds either freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which the Project or any other property is located, in respect of the ore bodies and minerals located in properties in which it has an interest as described in the Disclosure Record (including the Project) under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Borrower to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which the Borrower has an interest or right have been validly located and recorded in accordance with Applicable Law in all material respects and are valid and subsisting, the Borrower has all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Borrower has an interest as described in the Disclosure Record granting the Borrower the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Borrower, with only such exceptions as do not materially interfere with the use made by the Borrower of the rights or interests so held and each of the proprietary interests or rights;

(r)	the Borrower owns or has the right to use under license, sub-license or otherwise all material intellectual property used by it in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

(s)	except for Permitted Indebtedness or Permitted Encumbrances, as applicable, there are no royalty obligations or similar obligations applicable to the properties of the Borrower;

(t)	the Borrower has not approved entering into any agreement in respect of (i) the sale of any property material to the Borrower, or assets or any interest therein or the sale, transfer or other disposition of any property material to the Borrower, or assets or any interest therein currently owned, directly or indirectly, by the Borrower whether by asset sale, transfer of shares or otherwise, in each case outside of the ordinary course of its business; or (ii) any Change of Control;

(u)	no portion of the Disclosure Record contains an untrue statement of a material fact as of the date thereof nor does it omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(v)	the consolidated financial statements of the Borrower contained in the Disclosure Record are in accordance with the Business Corporations Act (British Columbia), including giving a true and fair view of the consolidated entity’s financial position as at the date thereof comply with IFRS, and no adverse material changes in the financial position of the Borrower has taken place since the date thereof;

(w)	the Borrower does not have any material liabilities, fixed or contingent, that are not reflected in the consolidated financial statements of the Borrower contained in the Disclosure Record, in the notes thereto or otherwise disclosed in writing to the Lender;

(x)	the Borrower’s auditors are independent chartered accountants and have participant status with the Canadian Public Accountability Board as required under Applicable Securities Legislation and there has never been a reportable disagreement (within the meaning of National Instrument 51-102) between the Borrower and its auditors;

(y)	the Borrower has in all respects complied with all continuous disclosure obligations under Applicable Securities Legislation and the rules and regulations of the Exchange and, without limiting the generality of the foregoing, there has not occurred a material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of the Borrower and its Subsidiaries (taken as a whole) which has not been publicly disclosed on a non-confidential basis; the information and statements in the Disclosure Record were true and correct at the time such documents were filed and contained no misrepresentation as of the respective dates of such information and statements; the Disclosure Record conformed in all respects to Applicable Securities Legislation at the time such documents were filed and the Borrower has not filed any confidential material change reports which remain confidential as at the date hereof;

(z)	all taxes, duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto due and payable by the Borrower have been paid, except any non-payment that would not reasonably be expected to have a Material Adverse Effect. All tax returns, declarations, remittances and filings required to be filed by the Borrower have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings were, at the time of filing, complete and accurate in all respects and no fact or facts have been omitted therefrom which could make any of them misleading. There are no issues or disputes outstanding with any Governmental Authority respecting any taxes that have been paid, or may be payable, by the Borrower and no examination of any tax return of the Borrower is currently in progress (save in respect of any issue, dispute or examination which the Borrower is disputing in good faith and pursuant to appropriate proceedings diligently conducted);

(aa)	except as disclosed publicly by the Borrower in its routine disclosures under Applicable Securities Legislation (i) the Borrower is not in violation of any Environmental Laws including laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum by-products (collectively, “Hazardous Materials”) or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; (ii) the Borrower has all material Authorizations required under any applicable Environmental Laws and the Borrower is in material compliance with such Authorizations; (iii) there are no pending or, to the Borrower’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against the Borrower; and (iv) there are no events or circumstances that could reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Borrower relating to any Environmental Laws, which, in each case in respect of any matter referred to in (i) to (iv), could reasonably be expected to have a Material Adverse Effect;

(bb)	the Borrower has been and is continuing to operate its businesses in compliance with all applicable employment laws and there are no legal proceedings nor any threatened legal proceedings, against the Borrower pursuant to any applicable employment laws which in each case could reasonably be expected to have a Material Adverse Effect. There are no outstanding decisions, orders or settlements or pending settlements under any applicable employment laws which place any obligation upon any of the Borrower to do or refrain from doing any act and which could reasonably be expected to have a Material Adverse Effect. The Borrower is up to date in the payment of all material premiums or assessments under applicable workers compensation or other worker safety legislation applicable in the Relevant Jurisdictions, and the Borrower is not subject to any special assessment or penalty under any such legislation which could reasonably be expected to have a Material Adverse Effect;

(cc)	the assets of the Borrower and its businesses and operations are insured against loss or damage with insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, such coverage is in full force and effect, and the Borrower has not failed to promptly give any notice of any material claim thereunder. There are no claims by the Borrower under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause;

(dd)	the Borrower is not in violation of any material term of its Constating Documents. The Borrower is not in violation of any term or provision of any agreement, indenture or other instrument applicable to it which could reasonably be expected to result in any Material Adverse Effect, and there is no action, suit, proceeding or investigation commenced, pending or threatened which, either in any case or in the aggregate, could reasonably be expected to result in any Material Adverse Effect or which places, or could place, in question the validity or enforceability of this Agreement, or any document or instrument delivered, or to be delivered, by the Borrower pursuant hereto;

(ee)	the Borrower is not in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are subject that could reasonably be expected to have a Material Adverse Effect, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Borrower is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could reasonably be expected to have a Material Adverse Effect;

(ff)	the Borrower has not committed any act of bankruptcy nor is it insolvent and the Borrower has not proposed a compromise or arrangement to its creditors generally, has not had a petition or receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have a receiver appointed for any of its property and has not had any execution or distress become enforceable or become levied upon any of its property;

(gg)	there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the Borrower’s knowledge, threatened against or adversely affecting the Borrower or to which any of its property or assets is subject, at law or equity, or before or by any Governmental Authority and the Borrower is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(hh)	to the best of the knowledge of the Borrower, the Borrower and no director, officer, agent, employee or other Person acting on behalf of the Borrower has, in the course of its actions for, or on behalf of, the Borrower (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Public Officials Act (Canada), the US Foreign Corrupt Practices Act of 1977 or any other similar laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official, employee or other Person;

(ii)	the Borrower is not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC, nor is the Borrower a Sanctioned Person or a Sanctioned Entity nor does it have assets located in Sanctioned Entities, derive revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, or do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or a Sanctioned Entity in violation of any anti-terrorism laws. No proceeds of the Facility will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity; and

(jj)	the Borrower does not enjoy immunity from suit or execution in relation to its obligations under any Facility Document.

Acknowledgement

6.2	The Borrower acknowledges that the Lender is relying upon the representations and warranties in this Article 6 in discharging its obligations under this Agreement and that such representations and warranties shall be deemed to be restated in every respect effective on the date each Advance is made.

Survival and Inclusion

6.3	The representations and warranties in this Article 6 will survive the termination of this Agreement. All statements, representations and warranties contained in any other Facility Document or in any instruments delivered by or on behalf of the Borrower or the Lender pursuant to this Agreement or any other Facility Document will be deemed to constitute statements, representations and warranties made by the Borrower to the Lender and vice-versa under this Agreement.

ARTICLE 7

COVENANTS OF THE BORROWER

General Covenants

7.1	While any Facility Indebtedness is outstanding or the Facility remains available to the Borrower, the Borrower covenants with the Lender as follows:

(a)	the Borrower will duly and punctually pay or cause to be paid to the Lender each Amount Payable, on the dates, at the places, in the currency and in the manner mentioned herein, including, without limitation, upon the occurrence of any Event of Default and acceleration by the Lender pursuant to Section 8.2 hereof, the outstanding balance of the Facility;

(b)	the Borrower will at all times maintain its corporate existence, obtain and maintain all Authorizations required or necessary in connection with its business and/or any of the Secured Assets (including the Project) and to carry on and conduct its business in accordance with prudent mining industry standards;

(c)	the Borrower will keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of its dealings and transactions in relation to its business in accordance with IFRS, and at all reasonable times it will furnish or cause to be furnished to the Lender or its duly authorized agent or attorney such information relating to its operations as the Lender may reasonably request and such books of account shall be open for inspection by the Lender or such agent or attorney, upon reasonable prior notice and during regular business hours in the location of the requested information;

(d)	the Borrower will provide the Lender and its representatives or such agent or attorney access to all properties, assets and books and records, upon reasonable prior notice and during regular business hours;

(e)	the Borrower will ensure that each of the Security Documents will at all times constitute valid and perfected first ranking security on all of the Secured Assets, subject only to Permitted Encumbrances, and at all times take all actions necessary or reasonably requested to create, perfect and maintain the Security Interests granted pursuant to the Security Documents as perfected first ranking security over the Secured Assets, subject only to Permitted Encumbrances;

(f)	the Borrower will duly and punctually perform and carry out all of the covenants and acts or things to be done by it as provided in this Agreement, the Investor Agreement and each of the Security Documents;

(g)	the Borrower will comply in all material respects with all Applicable Law and the Borrower will comply in all material respects with Applicable Securities Legislation;

(h)	the Borrower will comply, and conduct its business in such a manner so as to comply, in all material respects with all Applicable Law, the Borrower will comply in all material respects with all Environmental Laws (including without limitation laws relating to the release or threatened release of Hazardous Materials and the manufacture, processing distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials) and Authorizations, and the Borrower will comply in all respects with Applicable Securities Legislation. The Borrower shall promptly, and in any event no later than ten (10) Business Days after the Borrower obtains knowledge thereof, deliver written notice to the Lender of the occurrence of: (i) any material environmental accident or spill affecting the Project; or (ii) any other condition, event or circumstance that results in non-compliance by the Borrower at the Project with any Environmental Laws or Authorizations in any material respect;

(i)	the Borrower will: (i) maintain policies of insurance with carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and add and maintain the Lender as first loss payee and a named insured under all such policies to the extent of its interest; and (ii) on an annual basis, or on some other basis as agreed with the Lender from time to time, deliver to the Lender all certificates and reports prepared in connection with such insurance;

(j)	the Borrower will immediately notify the Lender in writing upon becoming aware of any Default or any material suit, proceeding or governmental investigation pending or, to the Borrower’s knowledge, threatened or any notification of any challenge to the validity of any Authorization, relating to the Borrower which could reasonably be expected to have a Material Adverse Effect or relating to any of the Secured Assets;

(k)	the Borrower will maintain or cause to be maintained the Secured Assets (including the Project) in good condition in accordance with prudent mining industry standards (subject to normal wear and tear);

(l)	the Borrower will provide the Lender with production records, banking statements and such other information with respect to the Borrower as the Lender may reasonably request;

(m)	the Borrower will timely file all tax returns as and when required pursuant to Applicable Law and pay and discharge or cause to be paid and discharged, promptly when due, all taxes, assessments and governmental charges or levies imposed upon it or in respect of any of the Secured Assets or upon the income or profits therefrom except for Permitted Encumbrances as well as all claims of any kind (including claims for labour, materials, supplies and rent) which, if unpaid, might become a lien thereupon; provided however, that the Borrower shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate proceedings diligently conducted;

(n)	the Borrower will cause all necessary and proper steps to be taken diligently to protect and defend the Secured Assets and the proceeds thereof against any material adverse claim or demand, including without limitation, the employment or use of counsel for the prosecution or defence of litigation and the contest, settlement, release or discharge of any such claim or demand;

(o)	in respect of each Authorization which is required to be held by the Borrower in connection with the Project: (i) the Borrower will apply for and obtain each such Authorization, as at such time as such Authorization shall be so required by Applicable Law to be held; (ii) the Borrower will, as applicable, on or before the time and in the manner required by Applicable Law for each such Authorization, apply for and procure the renewal of that Authorization, and pay or cause to be paid the renewal fees and other sums required in respect of that Authorization or its renewal within the time allowed and in the manner prescribed by Applicable Law; (iii) the Borrower will, upon request, produce to the Lender each such Authorization and all receipts for payments in relation to each such Authorization; and (iv) the Borrower will comply with all Applicable Law in relation to each such Authorization and otherwise do all things so required of a holder of such Authorization;

(p)	if and to the extent that the Borrower holds or is granted any Security Interests, it will take all steps necessary to ensure that all such Security Interests which it holds are attached, enforceable and continuously perfected under the PPSA (or such similar legislation pursuant to which such Security Interest is granted) until the obligations they secure are satisfied or they are released for value where a failure to take the necessary steps could have a Material Adverse Effect;

(q)	the Borrower will deliver to the Lender in each calendar month a written report regarding the construction and operation of the Project, in the form agreed between the Lender and the Borrower;

(r)	the Borrower will, in addition to any separate rights of the Lender set out in this Agreement or otherwise, permit any representatives designated by the Lender, upon reasonable prior notice and at a reasonable time, once per calendar year, to visit and inspect the Project, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its directors, officers, management, advisors and consultants, in each case at the cost and expense of the Borrower; and

(s)	the Borrower will promptly provide to the Lender a draft copy of any updates or revisions to the Budget, which updated and revised Budget will, following approval by the Lender and the board of directors of the Borrower, replace the previous Budget.

Negative Covenants of the Borrower

7.2	The Borrower hereby covenants and agrees with the Lender that, except with the prior written consent of the Lender, it will not:

(a)	directly or indirectly issue, incur, assume or otherwise become liable for or in respect of any Indebtedness other than Permitted Indebtedness;

(b)	directly or indirectly create, incur, assume, permit or suffer to exist any Security Interest against any of its assets, including, without limitation, any of the Secured Assets, other than Permitted Encumbrances;

(c)	convey, sell, lease, assign, transfer or otherwise dispose of any of the Secured Assets, including its interest in Paragon Minerals Corporation and Messina Minerals Inc., or any other material assets, and procure and ensure that none of its Subsidiaries, including Paragon Minerals Corporation and Messina Minerals Inc., convey, sell, lease, assign, transfer or otherwise dispose of any of their own material assets, in each case other than pursuant to a Permitted Disposal;

(d)	enter into a Material Contract unless such Material Contract has been reviewed by the Lender and confirmed by it as acceptable;

(e)	amend, modify, vary or terminate any Material Contract other than in respect of administrative or minor variations;

(f)	do, allow or suffer any act, matter or thing as a result of which any Authorization in respect of or relating, in any way, to the Project, is or may be surrendered, forfeited, withdrawn, cancelled, refused or rendered void, or whereby it is disqualified permanently or temporarily from receiving or continuing to hold an Authorization or whereby the Project may be disqualified permanently or temporarily from having an Authorization (except where required by Applicable Law or in the ordinary course of business);

(g)	enter into any scheme for the reconstruction or reorganization of it or for the consolidation, amalgamation, merger or similar transaction of it with or into any other Person, except that the Borrower may consolidate, amalgamate, merge or enter into a similar arrangement with one or more of its Subsidiaries so long as the continuing or surviving entity will enter into such confirmation or assumption agreement with respect to such Facility Document(s) and the Investor Agreement as may be reasonably requested by the Lender;

(h)	make any prepayment on, purchase, redeem, or otherwise acquire or retire for value, prior to any scheduled final maturity, any Indebtedness other than the Facility Indebtedness or any Permitted Indebtedness in accordance with the terms of any intercreditor, priority, subordination or similar agreement agreed between the Lender and the lender of such Permitted Indebtedness;

(i)	purchase, redeem, retire, repurchase and cancel or otherwise acquire for cash any securities;

(j)	make any change to its Constating Documents in a manner that materially adversely affects the position of the Lender or any Security Interest granted to the Lender under the Security Documents;

(k)	pay out any shareholders loans or other indebtedness to non-arms length parties or enter into any transactions with any non-arm’s-length parties other than on commercially reasonable terms;

(l)	declare or provide for any dividends or other payments or distributions based on share capital;

(m)	guarantee the obligations of any other Person, directly or indirectly, other than obligations permitted by this Agreement (including any Permitted Indebtedness);

(n)	enter into or become party or subject to any dissolution, winding-up, reorganization or similar transaction or proceeding;

(o)	engage in the conduct of any business other than the business the Borrower as existing on the date of this Agreement or in businesses reasonably related thereto on a basis consistent with the conduct of such business as conducted on the date of this Agreement; or

(p)	in respect of any dealings or otherwise with any of its Subsidiaries, including Paragon Minerals Corporation and Messina Minerals Inc.:

(i)	purchase or otherwise acquire additional shares, interests, participations, rights in, or other equivalents of, such Subsidiary’s capital or the capital (including any beneficial interest in a trust and any rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing) or make any capital contribution to any such Subsidiary, save as expressly contemplated in the subscription for shares agreement issued on October 1, 2017 by Paragon Minerals Corporation in favour of the Borrower or in the subscription for shares agreement issued on November 1, 2017 by Messina Minerals Inc. in favour of the Borrower (in each case in the form of such agreement as provided to the Lender by the Borrower on or before the date of this Agreement);

(ii)	purchase or otherwise acquire any bonds, notes, debentures or other debt securities issued by such Subsidiary;

(iii)	make any loan or cash advance to such Subsidiary;

(iv)	declare, pay or make, or agree to pay or make, directly or indirectly, any payment (whether in cash or in kind, and whether by way of actual payment, set-off, counterclaim or otherwise):

(A)	of any principal of or interest or premium on any Indebtedness owing by the Borrower to such Subsidiary; or

(B)	of any management, consulting or similar fee or any bonus payment or comparable payment, or of any gift or other gratuity, to such Subsidiary; or

(v)	convey, sell, lease, assign, transfer or otherwise dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any such Subsidiary except in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

Continued Listing

7.3	The Borrower shall take all reasonable steps and actions as may be required to maintain the listing and posting for trading of the common shares of the Borrower on the Exchange and to maintain its status as a “reporting issuer”, or the equivalent thereof, not in default of the requirements of the Applicable Securities Legislation in the Reporting Jurisdictions.

Lender’s Fees and Expenses

7.4	The Borrower will pay for the Lender’s legal fees (on a solicitor and own client basis) and all other costs, charges and expenses of the Lender (including all due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the other Facility Documents, and all amendments thereto, to complete or facilitate this transaction, as contemplated herein, and other reasonable due diligence costs. The Borrower further covenants and agrees to pay all of the Lender’s legal fees (on a solicitor and own client basis) and all other costs, charges and expenses of and incidental to the recovery of all amounts owing hereunder, including but not limited to the enforcement of this Agreement and the other Facility Documents. All amounts will be payable by the Borrower upon demand by the Lender. If not paid within thirty (30) days of demand, all such amounts will be added to and form part of the principal amount of the Facility and shall accrue interest from the date of demand as if such amounts had been advanced by the Lender to the Borrower hereunder on such date.

Continuous Disclosure Obligations and Publicity

7.5	The Borrower shall timely file all documents that must be publicly filed or sent to its shareholders pursuant to Applicable Securities Legislation within the time prescribed by such Applicable Securities Legislation and make such documents available as required by such Applicable Securities Legislation within any prescribed time period. If the Borrower is not at any time subject to Applicable Securities Legislation, the Borrower shall provide to the Lender: (i) within 120 days after the end of each fiscal year, copies of its annual report and audited annual financial statements, and (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, interim financial statements which shall, at a minimum, contain such information required to be provided in quarterly reports by a “reporting issuer” (as such term is defined in such Applicable Securities Legislation) under the Applicable Securities Legislation. Each of such reports will be prepared in accordance with the disclosure requirements of Applicable Securities Legislation.

7.6	The Borrower shall, to the extent legally permitted, consult with the Lender in respect of any public announcements concerning the Project, and provide the Lender with a reasonable opportunity to comment on the content thereof, provided that if the Lender does not respond to a request for consultation and comments on any public announcements by the Borrower concerning the Project within 48 hours (excluding days that are not Business Days) or such shorter period of time as the Borrower has determined is necessary in the circumstances, acting reasonably and in good faith, the Borrower may issue the disclosure without the input of the Lender.

Additional Amounts; Tax Gross-Up

7.7	The Borrower will, from time to time, promptly pay or make provisions satisfactory to the Lender for the payment of any additional amounts, including taxes and charges which may be imposed on the Borrower by the laws of Canada or any Province or Territory thereof (except income tax or security transfer tax, if any) which shall be payable with respect to the Facility.

7.8	Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Facility Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by Applicable Law. If the Lender is required by Applicable Law to deduct or withhold any Taxes from such payments, then:

(a)	the amount payable by the Borrower shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made; and

(b)	the Lender shall make such deductions or withholdings and pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

Further Assurances

7.9	The Borrower shall, from time to time, as may be reasonably required by the Lender, execute and deliver such further and other documents and do all matters and things which are necessary to carry out the intention and provisions of this Agreement.

Lender May Perform Covenants

7.10	If the Borrower shall fail to perform any of its covenants contained in this Agreement or any of the Security Documents, the Lender may, upon becoming aware of such failure, in its discretion, but need not, itself perform any of such covenants capable of being performed by it, but is under no obligation to do so. All reasonable sums so required to be paid in connection with the Lender’s performance of any covenant will be paid by the Borrower and all sums so paid shall be payable by the Borrower in accordance with the provisions of Section 7.4 hereof. No such performance by the Lender of any such covenant or payment or expenditure by the Borrower of any sums advanced or borrowed by the Lender pursuant to the foregoing provisions shall be deemed to relieve the Borrower from any default hereunder or its continuing obligations hereunder.

ARTICLE 8

DEFAULT AND ENFORCEMENT

Events of Default

8.1	The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	if the Borrower fails to make any payment of any principal amount of the Facility when due;

(b)	if the Borrower fails to make any payment of interest or any other fees, costs, amounts or charges payable hereunder when due and such failure shall continue unremedied for a period of three (3) Business Days after written notice from the Lender;

(c)	if the Borrower defaults in observing or performing any covenant or condition of this Agreement or any other Facility Document on its part to be observed or performed and, with respect to such covenants or conditions which are capable of being cured, if such default continues for a period of fifteen (15) Business Days after the earlier of knowledge thereof by the Borrower or notice thereof from the Lender;

(d)	if the Company defaults in observing or performing any covenant under the Investor Agreement on its part to be observed or performed and, with respect to such covenants which are capable of being cured, if such default continues for a period of fifteen (15) Business Days after the earlier of knowledge thereof by the Company or notice thereof from the Lender;

(e)	any one or more of the Facility Documents or the Investor Agreement ceases to be in full force and effect or any Security Document ceases to constitute a valid and perfected first priority Security Interest (subject only to Permitted Encumbrances) upon all the Secured Assets it purports to charge or encumber, in favour of the Lender;

(f)	the institution by the Borrower of proceedings to be adjudicated a bankrupt or insolvent or any similar proceedings or the seeking by it of liquidation, reorganization or relief under any applicable federal, provincial, state or other law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the filing by it of any such petition or to the appointment under any such law of a receiver, receiver-manager, liquidator, assignee, trustee or other similar official of the Borrower of all or substantially all of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

(g)	any proceedings are commenced by a Person other than the Borrower for the bankruptcy, insolvency, reorganization, winding-up, liquidation or dissolution or any similar proceedings of the Borrower, unless the Borrower in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within thirty (30) days of commencement;

(h)	the entry of a decree or order by a court having jurisdiction adjudging the Borrower a bankrupt or insolvent or approving as properly filed an application or a petition seeking liquidation, reorganization, arrangement or adjustment of or in respect of the Borrower under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointing under any such law a receiver, receiver-manager, liquidator, assignee, trustee or other similar official of the Borrower or of all or substantially all of its property, or ordering pursuant to any such law the winding-up or liquidation of its affairs, and, in all such cases, such decree or order continues unvacated and unstayed and in effect for a period of 30 consecutive days;

(i)	this Agreement or any Security Document is claimed by the Borrower to, cease in whole or in any part to be a legal, valid, binding and enforceable obligation of theBorrower;

(j)	this Agreement or any Security Document shall for any reason other than paragraph (i) above, cease in whole or in any part to be a legal, valid, binding and enforceable obligation of the Borrower;

(k)	the Borrower fails to pay the principal of, premium, if any, interest on, or any other amount owing in respect of any of its Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding Cdn. $250,000 (or the equivalent amount in any other currency) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness or obligation; or any other event occurs or condition exists and continues after the applicable grace or cure period, if any, specified in any agreement or instrument relating to any such Indebtedness or obligation, if its effect is to accelerate such Indebtedness or obligation or any such Indebtedness or obligation shall be declared to be due and payable prior to its stated maturity, in each case in respect of any of its Indebtedness or obligation which is outstanding in an aggregate principal amount exceeding Cdn. $250,000 (or the equivalent amount in any other currency);

(l)	any representation or warranty given by the Borrower in this Agreement or any other Facility Document shall prove to be incorrect or misleading;

(m)	the occurrence or existence of any event or circumstance which has or could reasonably be expected to have a Material Adverse Effect or a Material Project Adverse Effect, in the opinion of the Lender, in its sole discretion;

(n)	any destruction, suspension or abandonment of the Project or any part thereof which destruction, suspension or abandonment causes any material reduction in the valuation thereof or material delay of its development or the achievement of commercial production at the Project;

(o)	final non-appealable judgments or decrees for the payment of money in excess of Cdn. $250,000 (or the equivalent amount in any other currency) individually are rendered against the Borrower by courts having jurisdiction, and such judgments or decrees have not been paid in full by the Borrower within thirty (30) days after such judgments or decrees have become final non-appealable judgments or decrees;

(p)	any Authorization held by or on behalf of the Borrower with respect to the Project is surrendered, forfeited, withdrawn, cancelled, refused or rendered void, the loss of which constitutes, or could reasonably be expected to constitute, a Material Adverse Event or a Project Material Adverse Effect, as the case may be, or is amended, supplemented, varied or otherwise modified in any respect if such amendment, supplement, variation or modification constitutes, or could reasonably be expected to constitute, a Material Adverse Event or a Project Material Adverse Effect, as the case may be;

(q)	the Borrower is disqualified permanently or temporarily from receiving or continuing to hold an Authorization or whereby the Project may be disqualified permanently or temporarily from having an Authorization, if such disqualification constitutes, or could reasonably be expected to constitute, a Material Adverse Event or a Project Material Adverse Effect, as the case may be; or

(r)	(i) any termination of a Material Contract or any Material Contract becomes unenforceable; (ii) any event of default (howsoever described) or material breach under any Material Contract; or (iii) any Material Contract is assigned without the consent of the Lender, provided that the occurrence of any event set forth in (i) above will not constitute an Event of Default if the Borrower obtains a replacement of such Material Contract, in form and substance satisfactory to the Lender, acting reasonably, including with a replacement party acceptable to the Lender, acting reasonably, that has assumed the corresponding obligations on terms and conditions not less favourable to the Borrower than those existing in the applicable Material Contract within 60 days after the occurrence of the relevant event, and provided further that the occurrence of any event set forth in (ii) above will not constitute an Event of Default if any such event of default or breach has been remedied within the applicable grace period, if any, specified in the applicable Material Contract, or such longer period as is acceptable to the Lender in its discretion.

Acceleration on Default

8.2	If any Event of Default shall occur and be continuing, the Lender may (i) by notice to the Borrower, (A) declare its commitment to advance the Facility or any portion thereof to be terminated, whereupon the same shall forthwith terminate and (B) declare the entire unpaid principal amount of the Facility, all interest accrued and unpaid thereon and all other fees, charges and costs hereunder to be forthwith due and payable, whereupon the principal amount of the Facility, all such accrued interest and all other fees, charges and costs hereunder shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other similar such legislation in other jurisdictions, the result which would otherwise occur only upon giving of notice by the Lender to the Borrower under this Section 8.2, shall occur automatically without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (X) exercise any or all of the Lender’s rights and remedies under the Security Documents, and (Y) proceed to enforce all other rights and remedies available to the Lender under this Agreement, the Security Documents and Applicable Law.

Waiver of Default

8.3	If an Event of Default shall have occurred, the Lender shall have the power to waive any Event of Default hereunder if, in the Lender’s opinion, the same shall have been cured or adequate provision made therefor, upon such terms and conditions as the Lender may consider advisable, provided that no delay or omission of the Lender to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein and provided further that no act or omission of the Lender shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.

Enforcement by the Lender

8.4	If an Event of Default shall have occurred, but subject to Section 8.3 hereof:

(a)	the Lender may in its sole discretion proceed to enforce, and to instruct any other Person to enforce, the rights of the Lender by any action, suit, remedy or proceeding authorized or permitted by this Agreement or any of the Security Documents or by law or equity; and may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Lender in any bankruptcy, insolvency, winding-up or other judicial proceedings relating to the Borrower; and

(b)	no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

Application of Moneys

8.5	Except as otherwise provided herein, any moneys arising from any enforcement hereof or any of the Security Documents or other proceedings against the Borrower pursuant hereto or any of the Security Documents or from any trustee in bankruptcy or liquidation of any of the Borrower, shall be held by the Lender and applied by it, together with any moneys then or thereafter in the hands of the Lender available for the purpose, as follows:

(a)	first, in payment or reimbursement to the Lender of the reasonable remuneration, expenses, disbursements, and advances of the Lender earned, properly incurred or made in the administration or enforcement of this Agreement and the Security Documents or otherwise in relation to this Agreement and any of the Security Documents with interest thereon as herein provided;

(b)	second, in or towards payment of all outstanding principal, interest and fees due under the Facility Documents; and

(c)	third, the surplus (if any) of such moneys shall be paid to the Borrower or as it may direct.

Persons Dealing with Lender

8.6	No Person dealing with the Lender or any of its agents shall be required to enquire whether an Event of Default has occurred, or whether the powers which the Lender is purporting to exercise have become exercisable, or whether any moneys remain due under this Agreement, or to see to the application of any moneys paid to the Lender, and in the absence of fraud on the part of such Person, such dealing shall be deemed to be within the powers hereby conferred and to be valid and effective accordingly.

Lender Appointed Attorney

8.7	The Borrower irrevocably appoints the Lender to be the attorney of the Borrower in the name and on behalf of the Borrower to execute any instruments and do any things which the Borrower ought to execute and do, and has not executed or done, under the covenants and provisions contained in this Agreement and generally to use the name of the Borrower in the exercise of all or any of the powers hereby conferred on the Lender with full powers of substitution and revocation. Such power of attorney, being coupled with an interest, is irrevocable.

Remedies Cumulative

8.8	No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any Security Document or now or hereafter existing by law or by statute.

ARTICLE 9

NOTICES

Notice to the Borrower

9.1	Any notice to the Borrower under the provisions of this Agreement or any other Facility Document shall be valid and effective if delivered personally, by courier or by email to or, if given by registered mail, postage prepaid, addressed to, the Borrower at:

Suite 1710, 650 West Georgia Street

PO Box 11644

Vancouver, British Columbia

Canada V6B 4N9

Fax: 604 688 2043

and shall be deemed to have been given on the date of personal delivery, when sent by email or when sent by facsimile transmission if so delivered or sent prior to 5:00 pm (Vancouver time) on a Business Day and otherwise on the next Business Day, or on the fifth (5th) Business Day after such letter has been mailed, as the case may be. The Borrower may from time to time notify the Lender of a change in address which thereafter, until changed by further notice, shall be the address of the Borrower for all purposes of this Agreement.

Notice to the Lender

9.2	Any notice to the Lender under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by facsimile transmission to or, if given by registered mail, postage prepaid, addressed to the Lender at its principal office at:

1400 Sixteenth Street, Suite 200

Denver, Colorado

80202 United States of America

Fax: 720 946 1450

and shall be deemed to have been given on the date of delivery personally or by facsimile transmission if so delivered prior to 5:00 p.m. (Denver time) on a Business Day and otherwise on the next Business Day or on the fifth (5th) Business Day after such letter has been mailed, as the case may be. The Lender may from time to time notify the Borrower of a change in address which thereafter, until changed by further notice, shall be the address of the Lender for all purposes of this Agreement.

Waiver of Notice

9.3	Any notice provided for in this Agreement may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

ARTICLE 10

INDEMNITIES

General Indemnity

10.1	The Borrower expressly declares and agrees as follows:

(a)	the Lender, its partners and its and their directors, officers, employees, and agents, and all of their respective representatives, heirs, successors and assigns (collectively the “Indemnified Parties”) will at all times be indemnified and saved harmless by the Borrower from and against all claims, demands, losses, actions, causes of action, costs, charges, expenses, damages and liabilities whatsoever arising in connection with this Agreement and the other Facility Documents, including, without limitation, those arising out of or related to actions taken or omitted to be taken by the Lender contemplated hereby, legal fees and disbursements on a solicitor and own client basis and all costs and expenses incurred in connection with the enforcement of this indemnity, which the Lender may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Lender and including any act, deed, matter or thing in relation to the registration, perfection, release or discharge of security. The foregoing provisions of this subsection do not apply in any circumstances where any Indemnified Party was grossly negligent or acted with wilful misconduct in relation to their obligations hereunder or otherwise in connection with or under this Agreement and the Facility Documents. This indemnity shall survive the termination of this Agreement or the resignation or termination of the Lender; and

(b)	the Lender may act and rely and shall be protected in acting and relying upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, letter, telegram, cable, facsimile or other paper or electronic document reasonably believed by it to be genuine and to have been signed, sent or presented by or on behalf of the proper party or parties.

Environmental Indemnity

10.2	The Borrower hereby indemnifies and holds harmless the Indemnified Parties against any loss, expenses, claim, proceedings, judgment, liability or asserted liability (including strict liability and including costs and expenses of abatement and remediation of spills or releases of contaminants and including liabilities of the Indemnified Parties to third parties (including governmental agencies) in respect of bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnified Parties to third parties for the third parties’ foreseeable and unforeseeable consequential damages) incurred as a result of or in connection with the administration or enforcement of this Agreement or any other Facility Document, including the exercise by the Lender of any rights hereunder or under the Security Documents, which result from or relate, directly or indirectly, to:

(a)	the presence or release of any contaminants, by any means or for any reason, on the Secured Assets, whether or not release or presence of the contaminants was under the control, care or management of the Borrower or of a previous owner, or of a tenant; or

(b)	the breach or alleged breach of any Environmental Laws by the Borrower.

The foregoing provisions of this Section do not apply in any circumstances where any Indemnified Party was grossly negligent or acted with wilful misconduct in relation to their obligations hereunder or otherwise in connection with or under this Agreement and the Facility Documents. For purposes of this Section, “liability” shall include (a) liability of an Indemnified Party for costs and expenses of abatement and remediation of spills and releases of contaminants, (b) liability of an Indemnified Party to a third party to reimburse the third party for bodily injuries, property damages and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Party is liable therefor) foreseeable and unforeseeable consequential damages suffered by the third party, (c) liability of the Indemnified Party for damage suffered by the third party, (d) liability of an Indemnified Party for damage to or impairment of the environment and (e) liability of an Indemnified Party for court costs, expenses of alternative dispute resolution proceedings, and fees and disbursements of expert consultants and legal counsel on a solicitor and client basis.

Currency Indemnity

10.3	If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Facility Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Facility Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrower shall, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement or such other Facility Document in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Facility Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Facility Document or under any judgment or order.

Action by Lender to Protect Interests

10.4	The Lender shall have the power to institute and maintain all and any such actions, suits or proceedings and to take any other action as it may consider necessary or expedient to preserve, protect or enforce its interests.

Waiver of Right to Counsel

10.5	Each of the parties hereto acknowledges, agrees and declares that it:

(a)	has had the assistance of legal counsel in preparing, negotiating and entering into this Agreement and the other Facility Documents;

(b)	has made its own, separate and independent decisions as to how and when to avail itself of such legal assistance; and

(c)	understands the nature and effect of the Facility Documents and that it has no obligation to execute the Facility Documents and hereby acknowledges and declares that it does so freely and voluntarily, and hereby waives all claims, demands, losses, actions, causes of action, costs, charges, expenses, damages and liabilities whatsoever arising in connection with such party’s decision to engage or not to engage the assistance of its legal counsel at any time in preparing, negotiating or entering into this Agreement and the other Facility Documents.

ARTICLE 11

MISCELLANEOUS

Amendments and Waivers

11.1	No amendment to any provision of the Facility Documents shall be effective unless it is in writing and has been signed by the Lender and the Borrower, and no waiver of any provision of any Facility Document, or consent to any departure by the Borrower therefrom, shall be effective unless it is in writing and has been signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No Waiver; Remedies Cumulative

11.2	No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Facility Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

Survival

11.3	All covenants, agreements, representations and warranties made in any Facility Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement and each Advance of the Facility, and shall continue in full force and effect so long as any principal amount of the Facility remains outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Facility Document remains unsatisfied.

Benefits of Agreement

11.4	The Facility Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person (other than the Indemnified Persons) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Facility Document.

Binding Effect; Assignment; Syndication

11.5	This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign its rights and obligations hereunder or under the other Facility Documents or any interest herein or therein without the prior written consent of the Lender, which may be withheld in the Lender’s sole discretion. The Lender shall have the right to sell, assign, transfer or grant participations in all or any portion of the Lender’s interests, rights and obligations hereunder and under the other Facility Documents at any time to any Person, upon notice to, but without the consent of, the Borrower.

11.6	In the event of any sale, assignment or transfer by the Lender of all of its interests, rights and obligations hereunder and under the other Facility Documents, upon notice thereof to the Borrower, the assignee shall be deemed the “Lender” for all purposes of the Facility Documents with respect to the rights and obligations assigned to it, the obligations of the Lender so assigned shall thereupon terminate and the assigning Lender shall be released from all obligations to the Borrower in respect thereof. The Borrower shall, from time to time upon request of the Lender, enter into such amendments to the Facility Documents and execute and deliver such other documents as shall be necessary to effect any such grant or assignment and maintain the perfected security interest created by the Security Documents. The Borrower acknowledges and agrees that the Lender is authorized to disclose to any lender, assignee or participant hereunder and any prospective lender, assignee or participant hereunder any and all financial and other information concerning the Borrower, its properties and assets and the Facility and any other transactions contemplated herein, whether received by the Lender or derivative thereof, in connection with the Lender’s credit evaluation, internal reporting, or other activities reasonably incidental to the management or administration of the Facility, including in connection with the enforcement thereof, so long as the recipient thereof agrees not to disclose any confidential, non-public information to any person other than its employees, accountants, legal counsel or other representatives, unless required by law.

Entire Agreement

11.7	The Facility Documents reflect the entire agreement between the parties hereto with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto, including but not limited to any term sheet entered into between any of the parties thereto.

Payments Set Aside

11.8	To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada) or other Canadian federal, provincial or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set- off had not occurred.

Severability

11.9	Whenever possible, each provision of the Facility Documents shall be interpreted in such manner as to be effective and valid under all Applicable Law. If, however, any provision of any of the Facility Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Facility Document, or the validity or effectiveness of such provision in any other jurisdiction.

Counterparts and facsimile

11.10	This Agreement may be executed in counterparts and by electronic transmission of an authorized signature and each such counterpart shall be deemed to form part of one and the same document.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.

The Lender

RESOURCE CAPITAL FUND VI L.P.

By RESOURCE CAPITAL ASSOCIATES VI L.P.,

its General Partner,

By RCA VI GP LTD.,

its General Partner

By:	/s/ Catherine J. Boggs
Name: Catherine J. Boggs
Title: General Counsel

The Borrower

CANADIAN ZINC CORPORATION

Per:
Authorized Signatory

[signature page to the Credit Agreement]

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.

The Lender

RESOURCE CAPITAL FUND VI L.P.

By RESOURCE CAPITAL ASSOCIATES VI L.P.,

its General Partner,

By RCA VI GP LTD.,

its General Partner

By:
Name: Catherine J. Boggs
Title: General Counsel

The Borrower

CANADIAN ZINC CORPORATION

Per:
Authorized Signatory

[signature page to the Credit Agreement]

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SCHEDULE A

SECURITY DOCUMENTS

The Security Documents shall include a mortgage, charge and security agreement of the Borrower (including security over the tenures and mineral rights of the Borrower at the Project), pursuant to which the Borrower shall grant to and in favour of the Lender a first priority security interest over all of its present and after-acquired personal property (including its interests in Paragon Minerals Corporation and Messina Minerals Inc.), subject only to Permitted Encumbrances.

SCHEDULE 6.1(J)

Part A

MV2008D0014 - Minesite Land Use Permit

MV2008L2-0002 - Mine Operations Type "A" Amended Water Licence

MV2008L2-0002 - Security Deposit Receipt

MV2012F0007 - Winter Road Land Use Permit

MV2012L1-0005 - Winter Road Water Licence

MV2008T0012 - Liard Transfer Facility Land Use Permit

Parks Canada - 2012 L001 Winter Road Land Use Permit including Tetcela Transfer Facility

Parks Canada - 2012 W001 Winter Road Water License

MV2001L2-0003 - Mine Site UG Decline Type "B" Water Licence – Amended

MV2012C0008 - UG Decline Land Use Permit – Extension

MV2013C0002 - Exploration Diamond Drilling Land Use Permit

MINING LEASES 2854, 2931, 2932, 2933, 3313, 3314, 3315, 3338, 5113, 5114, 5115, 5116 issued pursuant to the Northwest Territories Mining Regulations

SURFACE LEASES 95F/10-7-4 and 95F/10-5-5 between Her Majesty the Queen in Right of Canada.

Part B

New LUP MV2014F0013 and associated Class ‘B’ Water Licence MV2014L8-0006 for Prairie Creek Mine All Season Road Permit submitted to MVLWB April 26, 2014 and now registered under MV2014F0013 was subsequently referred to EA1415- 01[2014] under the MVRB: On September 12, 2017, the Mackenzie Valley Environmental Impact Review Board (“MVRB” or the “Review Board”) recommended approval of Canadian Zinc’s Prairie Creek all season road project for the Prairie Creek Mine, issued its Report of Environmental Assessment and Reasons for Decision (the “EA Report”) and submitted the Report to the Federal Minister of Crown-Indigenous Relations and Northern Affairs. The Review Board recommends the approval of the Prairie Creek all season road be made subject to implementation of the measures described in the Report, which it considers are necessary to prevent significant adverse impacts on the environment and local people.

The EA Report was forwarded to the Federal Minister of Crown-Indigenous Relations and Northern Affairs, on September 12, 2017 with a recommendation that the development be approved, subject to the measures described in the Report. The Mackenzie Valley Resource Management Act provides that after considering the report of an environmental assessment, the federal Minister and the responsible ministers to whom the report was distributed may agree to adopt the recommendation or refer it back to the Review Board for further consideration or, after consulting the Review Board, adopt the recommendation with modifications, or reject it and order an environmental impact review of the proposal. Under the Act, the Minister is required to distribute a decision within five months of receipt of the report.

The regulatory phase, conducted by the Mackenzie Valley Land and Water Board with input from territorial and federal agencies, is the next permitting stage in which the road permit is issued by the Water Board and by Parks Canada. This permit is expected to include the recommended measures included in the EA Report.

Application to Mackenzie Valley Land and Water Board, November 13,2017, for an Extension of Mine Operations Type A Water Licence MV2008L2-0002, Prairie Creek Mine; currently under review.

Application to the Mackenzie Valley Land and Water Board, November 13,2017, for an amendment to change zinc limits in Exploration Water Licence MV2001L2-0003, Prairie Creek Mine. : CZN received an Information Request from MVLWB dated November 17, 2017 and subsequent email of November 24, 2017 to which CZN submitted information on December 5, 2017. Currently under review.

Application to the Mackenzie Valley Land and Water Board, November 13, 2017, for an Extension of Winter Road Land Use Permit MV2012F007, Prairie Creek Mine: MVLWB distributed to parties for comments and CZN submitting comments by December 20, 2017.

December 5, 2017 Email request to Parks Canada requesting direction about how to proceed with a Winter Road 2 year extension to 2012 L001 LUP and 2012 W001 Water licence: currently under discussion.

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